Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between Merit Medical Systems, Inc., a Utah corporation (the “Company”) and Martin R. Stephens (the “Executive”), as of the 31st day of December, 2008.

RECITALS:

WHEREAS, the Executive currently serves as an executive employee of the Company and may have had a previous Employment Agreement (the “Prior Agreement”); and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company; and

WHEREAS, the Company and the Executive desire to amend and restate the Executive’s Employment Agreement to read as follows:

A G R E E M E N T :

NOW, THEREFORE, any Prior Agreement is hereby amended and restated to read in its entirety as follows:

1.                                                                                       Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                  “Affiliated Companies” shall mean any corporation, partnership, limited liability company or other business entity controlled by, controlling or under common control with the Company.  One entity shall be presumed to control another if it owns directly, or indirectly through other Affiliated Companies, a majority of the outstanding voting equity interests of the other entity.

(b)                                 “Change in Control” shall mean:

(i)                                     The acquisition in one or more integrated transactions by any individual, entity or group (within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d—3 promulgated under the Exchange Act) of 20% or more of either:

(A)                              the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”); or

(B)                                the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control

(C)                                any acquisition by the Company;

(D)                               any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(E)                                 any acquisition by any corporation or other entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1(a); or

(ii)                                  Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)                               Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination,

(A)                              all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(B)                                no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

(C)                                at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

(iv)                              Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(c)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(d)                                 “Company” shall mean Merit Medical Systems, Inc.

(e)                                  “Employment Period” shall mean the period commencing on the date hereof and continuing through the effective date of termination of Executive’s employment as provided below.

(f)                                    “Executive” shall mean Martin R. Stephens.

(g)                                 “Separation from Service” means a “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h) or any successor provision thereto) from the Company.

(h)                                 “Specified Employee” means a “specified employee” within the meaning of Code Section 409A(2)(B).  The Executive will be a Specified Employee if, as of the Executive’s date of Separation from Service, the Executive is a “key employee” of the Company or any Affiliated Companies.  The Executive shall be treated as a “key employee” for the entire 12-month period beginning on each April 1 (a “Specified Employee Effective Date”) if the Executive meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the December 31 immediately preceding that Specified Employee Effective Date.  In the event of corporate transactions described in Treasury Regulation Section 1.409A-1(i)6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Employer elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

2.                                                                                       Employment.  Subject to termination as provided below, the Company hereby agrees to continue the Executive in its employ “at will”, and the Executive hereby agrees to remain in the employ of the Company “at will”, subject to the terms and conditions of this Agreement.  As an “at will” employee, the Company may terminate the Executive’s employment, and the Executive may resign his employment with the Company, at any time and for any or no reason.

3.                                                                                       Terms of Employment.

(a)                                  Position and Duties.

(i)                                     During the Employment Period, the Executive’s duties and position shall be Executive Vice President Sales. Notwithstanding the foregoing, upon a Change in Control: (A) the Executive’s position (including offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120—day period immediately preceding the effective date of a Change in Control; and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

(ii)                                  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period it shall not be a violation of this Agreement for the Executive to: (A) serve on corporate, civic or charitable boards or committees, provided that the Executive obtains the Company’s prior, written consent, which will not be unreasonably withheld; (B) deliver lectures, fulfill speaking engagements or teach at educational institutions; and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.  It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the effective date of a Change in Control, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the effective date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)                                 Compensation.

(i)                                     Base Salary.  During the Employment Period the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid in equal monthly installments, at least equal to $350,000 per year or such other amount as is authorized by the Compensation Committee of the Board of Directors of the Company; provided, however that following a Change in Control, the Executive’s rate of Annual Base Salary for any fiscal year of the Company following the Change in Control shall not be less than twelve times the highest monthly base salary paid or payable (including any base salary which has been earned but deferred) to the Executive by the Company and its Affiliated Companies in respect of the twelve—month period immediately preceding the month in which the Change in Control occurs.  During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase or decrease applicable to the Executive and thereafter at least annually.  Any increase or decrease in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

(ii)                                  Annual Bonus.  In addition to Annual Base Salary, for each fiscal year of the Company that ends during the Employment Period (a “Bonus Award Year”) the Executive shall be awarded an annual bonus (the “Annual Bonus”) in cash in such amount as the Company’s Board of Directors determines in its sole discretion; provided that (A) no Annual Bonus shall be payable for a particular Bonus Award Year unless the Executive is still employed by the Company on the last day of the Bonus Award Year in question; and (B) for any Company fiscal year ending on or after the effective date of a Change in Control, the Annual Bonus shall be at least equal to the Executive’s average annual cash bonus for the last three full 12-month fiscal years ending prior to the Change in Control (annualized in the event that the Executive was not employed by the Company for the whole of any such full 12-month Company fiscal year) (the “Average Annual Bonus”).  Each such Annual Bonus shall be paid to the Executive not later than the 15th day of the third month following the calendar year in which the Annual Bonus is earned, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to a non-qualified deferred compensation plan maintained by the Company that complies with the requirements of Code Section 409A.  The Executive shall not be entitled to any Annual Bonus for a Bonus Award Year unless the Executive remains employed by the Company through the last day of the Bonus Award Year in question.

(iii)                               Stock Incentive and Retirement Plans.  During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its Affiliated Companies.  In no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, materially less favorable, in the aggregate following the effective date of a Change in Control, than the those provided by the Company and its Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120—day period immediately preceding the Change in Control or if more favorable to the Executive, those provided generally at any time after the Change in Control to other peer executives of the Company and its Affiliated Companies.

(iv)                              Welfare Benefit Plans.  During the Employment Period, the Executive shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs for the Executive, the Executive’s spouse and the Executive’s qualifying dependent children ) to the extent applicable generally to other peer executives of the Company and its Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits following a Change in Control which are materially less favorable, in the aggregate, than the plans, practices, policies and programs in effect for the Executive at any time during the 120—day period immediately preceding the Change in Control or, if more favorable to the Executive, those provided generally at any time after the Change in Control to other peer executives of the Company and its Affiliated Companies.

(v)                                 Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its Affiliated Companies.  In no event shall such policies, practices and procedures be materially less favorable, in the aggregate, following a Change in Control than the policies, practices and procedures in effect for the Executive at any time during the 120—day period immediately preceding the Change in Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies.

(vi)                              Fringe Benefits.  During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the generally applicable plans, practices and programs of the Company for its executive employees.  In no event shall such policies and programs be materially less favorable following a Change in control than the most favorable plans, practices, programs and policies of the Company and its Affiliated Companies in effect for the Executive at any time during the 120—day period immediately preceding the Change in Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies.

(vii)                           Office and Support Staff.  During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, generally provided to other executive officers of the Company and its Affiliated Companies.

(viii)                        Vacation.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the generally applicable plans, practices and programs of the Company for its executive employees.  In no event shall such policies and programs be materially less favorable following a Change in Control than the most favorable plans, policies, programs and practices of the Company and its Affiliated Companies as in effect for the Executive at any time during the 120—day period immediately preceding the Change in Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies.

4.                                                                                       Termination of Employment.

(a)                                  Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the

Executive written notice in accordance with Section 10(b) of this Agreement of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full—time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full—time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b)                                 By the Company for Cause.  The Company may terminate the Executive’s employment at any time during the Employment Period for Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)                                     the willful and continued failure of the Executive to perform substantially all of the Executive’s duties with the Company or one of its Affiliates (other than any such failure results form incapacity due to physical mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties,

(ii)                                  the willful engaging by the Executive in illegal conduct, intentional misconduct or gross negligence which is materially and demonstrably injurious to the Company, or

(iii)                               violation of written Company policies prohibiting workplace discrimination, sexual harassment and alcohol or substance abuse.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  Following a Change in Control, the cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three—quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c)                                  By the Company without Cause. The Company, acting through its Board of Directors, may terminate the Executive’s employment with the Company at any time “at will” for any or no reason upon written notice of termination to the Executive.

(d)                                 By the Executive for Good Reason.  The Executive may terminate and resign the Executive’s employment for Good Reason effective on or after the date of a Change in Control upon not less than ten (10) days advance written notice of termination to the Company.  For purposes of this Agreement, “Good Reason” shall mean:

(i)                                     the Company’s assignment to the Executive upon or within two (2) years after a Change in Control of any duties inconsistent in any respect with the Executive’s position (including offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company upon or within two (2) years after a Change in Control which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)                                  the Company’s failure upon or within two (2) years following a Change in Control to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)                               upon or within two (2) years following a Change in Control, the Company’s requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date; and

(iv)                              any failure by the Company to comply with and satisfy Section 9(c) of this Agreement.

Additionally, if the Executive resigns and terminates the Executive’s employment with the Company on or within 30 days after the date of a Change in Control for any other reason (as determined in the Executive’s sole discretion), the Executive shall be deemed to have resigned and terminated the Executive’s employment for Good Reason notwithstanding any other provision in this Agreement.

(e)                                  By Executive without Good Reason.  The Executive may resign and terminate the Executive’s employment with the Company without Good Reason at any time “at will” upon written notice of termination to the Company.

(f)                                    Notice of Termination.  Any termination by the Company for Cause, by the Executive for Good Reason, or by either party without Cause or Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which

(i)                                     indicates the specific termination provision in this Agreement relied upon,

(ii)                                  to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and

(iii)                               if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 30 days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)                                  Date of Termination.  For purposes of this Agreement the term “Date of Termination” means:

(i)                                     if the Executive’s employment is terminated by the Company for Cause, or upon or following a Change in Control by the Executive for Good Reason, the date of the receipt of the Notice of Termination;

(ii)                                  if the Executive’s employment is terminated by the Company other than for Cause, death or Disability; the Date of Termination shall be the tenth (10th) day after the Company notifies the Executive of such termination, provided that the Notice of Termination may specify a later effective Date of Termination (which date shall not be more than 30 days after the giving of such notice);

(iii)                               if the Executive voluntarily resigns his employment (other than for Good Reason upon or following a Change in Control), the Date of Termination shall be the tenth (10th) day after the Executive notifies the Company of such resignation, provided that the Notice of Termination may specify a later Date of Termination (which date shall not be more than 30 days after the giving of such notice); and

(iv)                              if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

5.                                                                                       Obligations of the Company upon Termination of Executive’s Employment.

(a)                                  General.  Upon termination of the Executive’s employment with the Company the Company shall provide the Executive with the payments and benefits set forth in the applicable subsection of this Section 5.  The amounts payable under this Section 5 are in addition to the Company’s obligations to the Executive under the Company’s various retirement, deferred compensation, stock option and long-term incentive, employee stock purchase and welfare benefit plans.  The Company’s obligations under this Section 5 vary depending upon whether or not the Executive’s termination of employment is in “Connection with a Change in Control.”   For purposes of this Agreement, termination of the Executive’s employment shall be deemed to be in “Connection with a Change in Control” if and only if:

(i)                                     the Executive’s Date of Termination is on or within two (2) years after the effective date of a Change in Control; or

(ii)                                  the Company terminates the Executive’s employment without Cause within six (6) months prior to the date on which a Change in Control occurs and the Executive reasonably demonstrates that such termination of employment (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control; or (B) otherwise arose in connection with or anticipation of a Change in Control.

(b)                                 Termination Other Than in Connection with a Change in Control.  If the Executive’s employment shall terminate for any reason, voluntarily or involuntarily with or without Cause, other than in Connection with a Change in Control, the Company shall pay to the Executive (or if deceased to the Executive’s estate) the following amounts:

(i)                                     a lump sum cash payment equal to the Executive’s Annual Base Salary earned through the Date of Termination to the extent not theretofore paid and any accrued vacation pay through the Date of Termination, which lump sum shall be paid ten (10) days after the Date of Termination;

(ii)                                  a lump sum cash payment equal to the Executive’s accrued Annual Bonus earned for the last Company fiscal year ending immediately prior to the Date of Termination to the extent not theretofore paid, which lump sum shall be paid within the time period set forth in Section 3(b)(ii); and

(iii)                               such additional severance benefits, if any, as the Board of Directors approves in its sole and absolute discretion without reference to the amount of severance benefits, if any, paid to any other executive officer or employee of the Company; provided, however, that no such discretionary severance benefits shall be paid in a manner or amount that renders such payments non-qualified deferred compensation subject to additional tax or interest under Section 409A(a)(1)(B) of the Code.

(c)                                  Resignation for Good Reason or Termination without Cause in Connection with a Change in Control.  If the Executive resigns for Good Reason in Connection with a Change in Control (i.e., on or within two (2) years after the date of a Change in Control) or the Company terminates the Executive without Cause in Connection with a Change in Control, the Company shall:

(i)                                     Pay to the Executive the following amounts:

(A)                              a lump sum cash payment equal to the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid and any accrued vacation pay through the Date of Termination, which lump sum shall be paid ten (10) days after the Date of Termination (on a date within that 10 day period designated by the Company); and

(B)                                a lump sum cash payment equal to the Executive’s accrued Annual Bonus, if any, for the last Company fiscal year ending immediately prior to the Date of Termination to the extent not theretofore paid, which lump sum shall be paid within the time period set forth in Section 3(b)(ii).  The sum of the amounts described in clauses (A) and (B) shall be hereinafter referred to as the “Accrued Obligations;” and

(ii)                                  Pay to the Executive a cash severance benefit (the “Severance Benefit”) in an amount equal to two (2) times the sum of: (A) the Executive’s Annual Base Salary (computed at the highest rate in effect at any time during the 12-month period immediately preceding the Change in Control); and (B) the Executive’s Average Annual Bonus as defined in Section 3(b)(ii).  The Severance Benefit payable under this Section 5(c)(ii) shall be paid:

(A) in a lump sum within 30 days after the date of the Executive’s Separation from Service with the Company to the limited extent the amount so paid (x) constitutes “separation pay” due to an “involuntary separation from service” within the meaning and dollar limitations of Treasury Regulation Section 1.409A-1(b)(9)(iii), or any successor regulation, and (y) as a result is excluded from the definition of nonqualified deferred compensation subject to Code Section 409A; and

(B) the balance of the Severance Benefit, in a lump sum, on the second day of the sixth (6th) calendar month after the month of the Executive’s Separation from Service with the Company.  The balance of the Severance Benefit payable to Executive under this clause (B) shall bear interest from the Date of Termination at an annual rate equal to the “prime rate” of Zions Bank, NA in effect on the Date of Termination plus four (4) percentage points, which interest the Company shall pay to the Executive contemporaneously with payment of the Severance Benefit.

Section 5(c)(ii)(A) shall be interpreted and applied to permit the payment of Severance Benefits prior to the second day of the sixth (6th) month after the Executive’s Separation from Service with the Company only to the extent such payments would not thereby constitute a deferral of compensation subject to Code Section 409A.

(iii)                               To the extent permitted by law and the Company’s applicable insurance policies, for two (2) years after the Executive’s Date of Termination, continue benefits to the Executive and/or the Executive’s eligible spouse and dependent children at least equal to those which would have been provided to them in accordance with the welfare plans, programs, practices and policies described in Section 3 of this Agreement if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

(iv)                              Provide at the Company’s sole expense the Executive with outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion; and

(v)                                 To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliated Companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms of such other plans, programs, policies or practices.

(d)                                 Death on or after Change in Control.  If the Executive’s employment is terminated by reason of the Executive’s death on or after the date of a Change in Control, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in cash in the manner and within the time frames set forth in Section 5(b)(i) and (ii), as applicable.  With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(d) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and Affiliated Companies to the estates and beneficiaries of peer executives of the Company and such Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120—day period immediately preceding the Effective Date of a Change in Control, or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and its Affiliated Companies and their beneficiaries.

(e)                                  Disability on or after Change in Control.  If the Executive’s employment is terminated by reason of the Executive’s Disability on or after the date of a Change in Control, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  Accrued Obligations shall be paid to the Executive in cash in the manner and within the time frames set forth in Section 5(b)(i) and (ii), as applicable. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(e) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120—day period immediately preceding the Effective Date of a Change in Control, or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its Affiliated Companies and their families.

(f)                                    Termination for Cause or Resignation Other than for Good Reason on or after a Change in Control.  If the Company terminates the Executive’s for Cause on or after the date of a Change in Control, this Agreement shall terminate without further obligations to the Executive hereunder other than the obligation to pay to the Executive (i) his Annual Base Salary and accrued vacation through the Date of Termination, and (ii) Other Benefits, in each case to the extent theretofore unpaid.  If the Executive voluntarily terminates employment upon or following a Change in Control (excluding a resignation for Good Reason in Connection with a Change in Control) this Agreement shall terminate without further obligations to the Executive under, other than for Accrued Obligations and timely payment or provision of Other Benefits.  In such case, all Accrued Obligations shall be paid to the Executive in cash in the manner and within the time frames set forth in Section 5(b)(i) and (ii), as applicable.

(g)                                 Golden Parachute Payments.  Any provision of this Agreement to the contrary notwithstanding, if any amount otherwise payable to the Executive under this Agreement would, when added to all other “parachute payments” to the Executive within the meaning of Section 280G of the Code, as amended (the “Code”), result in the payment of an “excess parachute payment” to the Executive within the meaning of Section 280G and 4999 of the Code, then:

(i)                                     the cash payments otherwise owed to the Executive hereunder shall be reduced by the minimum amount necessary to avoid imposition of an excise or penalty tax on the Executive under Code Section 4999 (or any successor provision thereto) provided the amount of such reduction in payments does not exceed one thousand dollars ($1,000.00); or

(ii)                                  in all other cases, the Company shall pay to the Executive an additional amount (on a fully-grossed-up, after-tax basis) sufficient to place the Executive in the same after-tax position that the Executive would have been in had the payments under this Agreement not been subject to the excise tax under Code Section 4999 (or any successor provision thereto).  Such additional payment to the Executive shall include the amount of the excise tax payable under Code Section 4999 and all income, employment and additional excise taxes on the amount payable under this paragraph (ii).

Unless the Company and the Executive otherwise agree in writing, the determination of the amount of reduction required under Section 5(g)(i) or the additional amount required to be paid under Section 5(g)(ii), as applicable, shall be made in writing by the Company’s independent auditors who are primarily used by the Company immediately prior to the Change in Control (the “Accountants”).  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5(g).  Company shall bear all reasonable costs and expenses incurred in connection with the performance of the calculations contemplated by this Section 5(g).  The Company shall pay any amount due under this Section 5(g)(ii) to the Executive as soon as reasonably practicable after the calculation of the amount of tax gross-up payment due and in no event later than the close of the calendar year following the calendar year in which the Executive remits the underlying Code Section 4999 excise tax to the Internal Revenue Service.

6.                                                                                       Non—exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliated Companies.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

7.                                                                                       Full Settlement.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

8.                                                                                       Confidential Information.  Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliated Companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the company or any of its Affiliated Companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.  In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

9.                                                                                       Successors.

(a)                                  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such success had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumed and agrees to perform this Agreement by operation of law, or otherwise.

10.                                                                                 Miscellaneous.

(a)                                  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  No waiver of any party’s rights or benefits under this Agreement shall be effective unless such party signs a written waiver of its rights or benefits.

(b)                                 All notices and other communications hereunder shall be writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Company:

Merit Medical Systems, Inc.

1600 West Merit Parkway

South Jordan, Utah 84095

Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)                                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)                                 The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.  The Company makes no representation or warranty to the Executive regarding the tax consequences of any payment or benefit under this Agreement, including any representation as to the application of Code Section 409A to such payments.

(e)                                  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right of this Agreement.

(f)                                    This Agreement constitutes the entire agreement between the parties with respect to the Executive’s employment by the Company and supersedes and replaces all other agreements, oral or written, between the parties with respect to the subject matter hereof including without limitation any Prior Agreement between the Company and the Executive.

(g)                                 The Company and the Executive irrevocably: (i) agree that any claim, law suit, cause of action or dispute arising under or with respect to this Agreement or the Executive’s employment hereunder (a “Claim”) shall be adjudicated solely in the United States Federal District Court or Utah State Courts situated in Salt Lake City, Utah (collectively the “Utah Courts”); (ii) consent and submit to the personal jurisdiction of the Utah Courts with respect to any Claim; (iii) agree that the Utah Courts shall have exclusive subject matter jurisdiction over any such Claims and that venue with respect to any such Claims is proper and most convenient in the Utah Courts; and (iv) agree and covenant not to assert any objection to personal jurisdiction, subject matter jurisdiction or venue in the Utah Courts with respect to any Claim. TO THE FULLEST EXTENT PERMITTED BY LAW, THE COMPANY AND THE EXECUTIVE IRREVOCABLY WAIVE AND RELEASE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY.

(h)                                 If the Executive or the Company retains legal counsel and/or incurs other costs and expenses in connection with the enforcement of any or all of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs, and expenses incurred by the prevailing party in connection with the enforcement of this Agreement.  Notwithstanding the foregoing, in the event that following a Change in Control the Executive engages legal counsel to enforce the Executive’s rights or seek a determination under this Agreement, the Company shall pay the expenses of such legal counsel regardless of the outcome of any legal proceeding resulting therefrom; provided that such claim is not determined by a trier of fact to be frivolous or in bad faith.

[Remainder of Page Intentionally Left Blank—Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in it name on its behalf, all as of the date and year first above written.

EXECUTIVE:	/s/ Martin R. Stephens

COMPANY:	MERIT MEDICAL SYSTEMS, INC.

	By	/s/ Fred P. Lampropoulos
	Its	President and CEO